Exhibit 10.2

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THAT ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE.

DAIS ANALYTIC CORPORATION

AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

$ 1,000,000	Dated: March 22, 2011

Dais Analytic Corporation, a New York corporation (the “Company”), hereby promises to pay to the order of Platinum-Montaur Life Sciences, LLC, a Delaware limited liability company with an address of 152 West 57th Street, 4th Floor, New York, NY 10019 (the “Payee”), or its registered assigns, the principal amount of One Million Dollars ($1,000,000) together with interest thereon from December 17, 2009 calculated in accordance with the provisions of this Amended and Restated Convertible Promissory Note (as amended, modified and supplemented from time to time, this “Convertible Note” or this “Note”). This Convertible Note amends and restates the Company’s obligations under the 10% Promissory Note dated December 17, 2009, as amended, from the Company as maker, to the Payee as holder. This Convertible Note is issued pursuant to the Securities Amendment and Exchange Agreement of even date herewith (as amended, modified or supplemented from time to time, the “Exchange Agreement”) between the Company and the Payee.

Certain capitalized terms are defined in Section 11 hereof.

1. Payment.

(i) Payment of Interest. Simple interest shall accrue on the unpaid principal amount of this Convertible Note at a rate equal to ten percent (10%) per annum (the “Interest Rate”), commencing on December 17, 2009, and the principal amount hereof and shall be payable on March 22, 2012 (the “Maturity Date”) in cash or immediately available funds. Interest shall be computed on the basis of the actual number of days elapsed in a 365-day year.

(ii) Payment of Convertible Note. Except in connection with a Qualified Offering by the Company or acceleration by the Payee or otherwise as described herein, the Company may not, at any time prior to the Maturity Date, repay or prepay any outstanding principal of the Convertible Note or any accrued and unpaid interest without the prior written consent of the Payee.

2. Maturity Date. The entire principal amount of this Convertible Note and all accrued but unpaid interest thereon shall be due and payable in full in immediately available funds on the Maturity Date.

3. Qualified Offering.

(i) All outstanding principal and interest under this Convertible Note shall automatically convert into shares of the Company’s $.01 par value Common Stock (“Common Stock”), at the then-effective Conversion Price, upon the earlier of (i) the closing of the sale of the Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the “Securities Act”) other than an employee benefit plan of the Company, at a public offering price (prior to underwriters’ discounts and expenses) equal to or exceeding $0.30 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and the aggregate proceeds to the Company from such sales of Common Stock (after deduction for underwriters’ discounts and expenses relating to the issuance, including without limitation fees of the Company’s counsel) of which exceed $5,000,000 (a “Qualified Offering”); and (ii) upon any sale, pledge, conveyance, hypothecation, assignment or other transfer of the Convertible Note, whether or not for value, by the Payee, other than any such transfer by such holder to a nominee of such holder (without any change in beneficial ownership, as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); provided that any transfer by the Payee to any majority-owned subsidiary or other affiliate of the Payee shall not give rise to automatic conversion hereunder unless and until such transferee ceases to be a majority-owned subsidiary or other affiliate of the Payee; and further provided that in the event any pledge, conveyance, hypothecation, assignment or other transfer shall not give rise to automatic conversion hereunder, then any subsequent transfer or attempt thereof by the Payee (other than any such transfer by such holder to a nominee of such holder (without any change in “beneficial ownership”, as such term is defined under Section 13(d) of the Exchange Act) shall be subject to automatic conversion upon the terms and conditions set forth herein.

(ii) In connection with an automatic conversion pursuant to the terms of Section 3(i) hereof resulting from a Qualified Offering, unless the Payee has waived the provisions of this Section 3(ii) (which the Payee may elect to waive at any time prior to the consummation of the Qualified Offering in its sole and absolute discretion), in the event that the conversion in full of amounts outstanding under this Convertible Note upon a Qualified Offering would cause the issuance to the Payee of a number of shares of Common Stock in excess of the 9.99% Threshold (as defined below), the Company shall, in lieu of issuing any shares of Common Stock in excess of the 9.99% Threshold, issue up to that number of shares of Common Stock as would not violate the provisions of Section 9 hereof (by means of an automatic conversion of an applicable portion of this Convertible Note), and with respect to the balance of amounts outstanding under this Convertible Note, apply the proceeds of the Qualified Offering, upon the consummation thereof, to repay such excess amounts.

4. Conversion.

(i) In addition to the automatic conversion described in Section 3(i) above, the Payee may, at any time and from time to time prior to the Maturity Date, convert all or a portion of the principal amount of this Convertible Note plus any accrued and unpaid interest thereon into equity and equity instruments in the Company in accordance with the following provisions (the “Equity”).

(ii) Upon any conversion of this Convertible Note, the number of shares of Common Stock that shall be issuable to Payee shall be derived by dividing (x) the principal amount converted plus any accrued and unpaid interest due and owing on this Convertible Note as of the date of conversion, by (y) twenty-six cents ($.26) (as adjusted to reflect subsequent stock dividends, splits, combinations, recapitalizations and the like) (the “Conversion Price”). No fractional shares shall be issued upon conversion.

(iii) Payee agrees that this Note and all stock certificates representing the Common Stock shall bear the following legend (or substantially equivalent language):

“THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THAT ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE.”

The Company agrees to reissue certificates representing any of the Conversion Shares, without the legend set forth above if at such time, prior to making any transfer of any such securities, the Payee shall give written notice to the Company describing the manner and terms of such transfer. Such proposed transfer will not be effected until: (a) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that the registration of such securities under the Securities Act is not required in connection with such proposed transfer, (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Company with the Securities and Exchange Commission and has become effective under the Securities Act, (iii) the Company has received other evidence reasonably satisfactory to the Company that such registration and qualification under the Securities Act and state securities laws are not required, or (iv) the Payee provides the Company with reasonable assurances that such security can be sold pursuant to Rule 144 under the Securities Act; and (b) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that registration or qualification under the securities or “blue sky” laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or “blue sky” laws has been effected or a valid exemption exists with respect thereto. The Company will respond to any such notice from the Payee within five (5) Business Days from receipt of such notice. In the case of any proposed transfer under this Section 4, the Company will use reasonable efforts to comply with any such applicable state securities or “blue sky” laws, but shall in no event be required, (x) to qualify to do business in any state where it is not then qualified, (y) to take any action that would subject it to tax or to the general service of process in any state where it is not then subject, or (z) to comply with state securities or “blue sky” laws of any state for which registration by coordination is unavailable to the Company. Whenever a certificate representing the Conversion Shares is required to be issued to the Payee without a legend, in lieu of delivering physical certificates representing the Conversion Shares, the Company shall cause its transfer agent to electronically transmit the Conversion Shares to the Payee by crediting the account of the Payee’s Prime Broker with the Depository Trust and Clearing Company through its Deposit/Withdrawal at Custodian (“DWAC”) system so long as the Company’s transfer agent is participating in the DWAC system.

(iv) Except as otherwise expressly provided herein, the conversion of this Convertible Note shall be deemed to have been effected as of the close of business on the date on which the Payee gives notice of the conversion to the Company and surrenders this Note (in the event of an automatic or voluntary conversion in full). At such time as such conversion has been effected, the rights of the Payee of this Convertible Note as the Payee of that portion of the Convertible Note so converted shall cease.

(v) As soon as possible after a conversion has been effected (but in any event within ten (10) Business Days of all legal requirements for the issuance of said Conversion Shares having been met), the Company shall deliver to the Payee a certificate or certificates representing the number of Conversion Shares issuable by reason of such conversion in the name of the Payee.

(vi) The issuance of certificates for Conversion Shares shall be made without charge to the holder hereof for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of this Convertible Note, the Company shall take all such actions as are necessary in order to insure that the Conversion Shares shall be validly issued, fully paid and nonassessable.

(vii) The Company shall not close its books against the transfer of Common Stock issued or issuable upon conversion of this Convertible Note in any manner which interferes with the timely conversion of this Convertible Note, unless required by applicable law.

(viii) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon conversion hereunder, such number of Conversion Shares issuable upon conversion in full of this Convertible Note. All shares of such capital stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all reasonable actions necessary to assure that all such Common Stock may be so issued without violation of any applicable law or governmental regulation.

5. Conversion Price Protection. Until the Note has been paid in full or converted in full, the Conversion Price shall be subject to adjustment from time to time as follows (but shall not be increased, other than pursuant to Section 5(i) hereof):

(i) If the Company shall at any time or from time to time after the issuance date of this Convertible Note, effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustments under this Section 5(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii) If the Company shall at any time or from time to time make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying each of the applicable Conversion Price then in effect by a fraction:

(A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii) If the Company shall at any time or from time to time, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company or any other Person other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of this Convertible Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company or other issuer (as applicable) which they would have received had this Convertible Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(iii) with respect to the rights of the holders of this Convertible Note; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(iv) If the Common Stock issuable upon conversion of this Note at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Payee shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Convertible Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

6. Seniority. Except for (A) indebtedness that pursuant to its terms is expressly subordinate to this Note in payment and priority, (B) trade payables incurred in the ordinary course of business, (C) purchase money secured indebtedness for equipment or inventory secured only by the equipment or inventory purchased with the proceeds of such indebtedness, (D) unsecured and subordinate indebtedness to, or unsecured and subordinate working capital guarantees provided by, the Export Import Bank of the United States (the “EXIM Bank”), or if required by the EXIM Bank in accordance with its loan underwriting, such indebtedness or guarantees secured only by the receivable financed by the EXIM Bank with the proceeds of such indebtedness, (E) indebtedness evidenced by (i) the promissory note dated February 19, 2010 issued to RBC Capital Markets- Custodian of Leonard Samuels IRA (as amended) in the principal amount of $620,000, and (ii) the promissory note from the Company to Bruce Mora in the initial aggregate principal amount of approximately $50,000 (which shall be repaid in full on or prior to March 25, 2011), the Company shall not issue or permit to exist any obligation for borrowed money.

7. Method of Payments.

(i) Payment. Company will pay all sums for principal and interest, becoming due on this Convertible Note held by the Payee not later than 5:00 p.m. Eastern Standard Time, on the date such payment is due, in immediately available funds, in accordance with reasonable payment instructions that the Payee may designate in writing, without the presentation or surrender of such Convertible Note or the making of any notation thereon. Any payment made after 5:00 p.m. Eastern Standard Time, on a Business Day will be deemed made on the next following Business Day. If the due date of any payment in respect of this Convertible Note would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day.

(ii) Transfer and Exchange. Upon surrender of this Convertible Note for registration of transfer or for exchange to the Company at its principal office, the Company at its sole expense will execute and deliver in exchange therefore a new Convertible Note or Convertible Notes, as the case may be, as requested by the Payee, which aggregate the unpaid principal amount of such Convertible Note, dated so that there will be no loss of interest on the Convertible Note and otherwise of like tenor. The issuance of new Convertible Notes shall be made without charge to the holder(s) of the surrendered Convertible Note for any issuance tax in respect thereof or other cost incurred by the Company in connection with such issuance. Notwithstanding any provision of this Convertible Note to the contrary, this Convertible Note may be transferred by Payee (or any Person taking from Payee) to any other Person without prior written approval of the Company so long as such transferee agrees in writing to be bound by all the terms and provisions of this Note and the Exchange Agreement.

(iii) Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Convertible Note and, in the case of any such loss, theft or destruction of any Convertible Note, upon receipt of an indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon the surrender and cancellation of such Convertible Note, the Company, at its expense, will execute and deliver, in lieu thereof, a new Convertible Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Convertible Note.

8. Consolidation, Merger and Sale. During the term of the Convertible Note, Company will not (a) consolidate or merge with or into (or permit any subsidiary to consolidate or merge with or into) any other person without requiring said consolidation or merger be coincident with the repayment of this Convertible Note, (b) sell or otherwise dispose of (or permit any subsidiary to sell or otherwise dispose of) substantially all of its property or assets in one or more transactions to, any other person or entity without requiring said sale or disposal be coincident with the repayment of this Convertible Note.

9. Conversion Restriction. Except as set forth in Section 3 hereof, at no time may the Payee convert all or a portion of this Convertible Note if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by the Payee at such time, would result in the Payee beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding at such time (the “9.99% Threshold”); provided, however, that upon the Payee providing the Company with at least 61 days’ prior written notice that the Payee waives the limitations contained in this Section 9 with regard to any or all shares of Common Stock issuable upon conversion of this Note, this Section 9 shall be of no force or effect with regard to all or a portion of the Convertible Note referenced in such notice.

10. Events of Default. If any of the following events take place (each, an “Event of Default”), Payee shall provide the Company with written notification describing in reasonable detail the Event of Default whereupon the Company shall have fifteen (15) days from receipt thereof to cure such default (unless a shorter period is specified below) and if the Company fails to cure said default within the foregoing period the Payee, at its option, may declare all principal and accrued and unpaid interest thereon and all other amounts payable under this Convertible Note immediately due and payable:

(i)	a receiver, liquidator or trustee of the Company or any substantial part of the Company’s assets or properties is appointed by a court order; or

(ii)	the Company is adjudicated bankrupt or insolvent; or

(iii)	any of the Company’s property is sequestered by or in consequence of a court order and such order remains in effect; or

(iv)	the Company files a petition in voluntary bankruptcy or requests reorganization under any provision of any bankruptcy, reorganization or insolvency law or consents to the filing of any petition against it under such law, or

(v)	any petition against the Company is filed under bankruptcy, receivership or insolvency law and said petition is not vacated; or

(vi)	the Company makes a formal general assignment for the benefit of its creditors or consents to the appointment of a receiver or liquidator of the Company for all or substantially all of its property; or

(vii)	the Company dissolves, liquidates or ceases all or substantially all business activity other than in the ordinary course of business; or

(viii)	the Company breaches any material covenant or agreement on its part contained in this Convertible Note, the Exchange Agreement or the Warrants; or

(ix)	the Company shall fail to make any payment of principal or interest hereunder on the date such payment is due; or

(x)	the Common Stock shall be suspended from listing, without subsequent listing on any one of, or the failure of the Common Stock to be listed or quoted on at least one of the OTC Bulletin Board, the American Stock Exchange, the Nasdaq Global Market, the Nasdaq Capital Market or The New York Stock Exchange, Inc. for a period of ten or more (10) consecutive Business Days; or

(xi)	the Company’s notice to the Payee, including by way of public announcement, at any time, of its inability to comply or its intention not to comply with conversions of this Convertible Note into shares of Common Stock; or

(xii)	the Company shall fail to timely deliver the shares of Common Stock upon conversion of the Convertible Note, which failure is not remedied within ten (10) Business Days after the incurrence thereof; or

(xiii)	the Company shall (A) default in any payment of any amount or amounts of principal of or interest on any indebtedness (other than the indebtedness hereunder) the aggregate principal amount of which indebtedness is in excess of $100,000 or (B) default in the observance or performance of any other agreement or condition relating to any indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such indebtedness to cause with the giving of notice if required, such indebtedness to become due prior to its stated maturity; or

(xiv)	the Company shall fail to comply with its obligations under the Securities Amendment and Exchange Agreement or the Warrants (as defined in the Exchange Agreement).

11. Definitions.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their activities.

“Conversion Shares” with respect to the shares of Common Stock issuable upon conversion of the Convertible Note.

“Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity.

12. Amendment and Waiver. The provisions of this Convertible Note may not be modified, amended or waived, and the Company may not take any action herein prohibited, or omit to perform any act herein required to be performed by it, without the written consent of the Payee and the Company.

13. Remedies Cumulative. No remedy herein conferred upon the Payee is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

14. Remedies Not Waived. No course of dealing between the Company and the Payee or any delay on the part of the Payee in exercising any rights hereunder shall operate as a waiver of any right of the Payee.

15. Assignments. The Payee may assign, participate, transfer or otherwise convey this Convertible Note and any of its rights or obligations hereunder or interest herein to any Person that the Company consents to (such consent not to be unreasonably withheld or delayed), and this Convertible Note shall inure to the benefit of the Payee’s successors and assigns; provided, however, (i) no transferee of the Note shall be a competitor (as determined in the reasonable discretion of the Board of Directors of the Company) of the Company and (ii) any transferee of the Note shall agree in writing to be bound as a holder to the terms and conditions of this Note and the provisions of Section 17 of the Exchange Agreement. The Company shall not assign or delegate this Convertible Note or any of its liabilities or obligations hereunder without the prior written consent of the Payee. This Convertible Note, and any note issued in exchange or substitution therefor, shall bear a legend as to the applicable restrictions on transferability under applicable securities laws.

16. Headings. The headings of the sections and paragraphs of this Convertible Note are inserted for convenience only and do not constitute a part of this Convertible Note.

17. Severability. If any provision of this Convertible Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Convertible Note will remain in full force and effect. Any provision of this Convertible Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

18. Cancellation. After all principal and accrued interest at any time owed on this Convertible Note have been paid in full, or this Convertible Note has been converted in full, this Convertible Note will be deemed cancelled, shall be surrendered by the Payee to the Company and will not be reissued.

19. Place of Payment and Notices. Payment of principal and interest is to be delivered to the Payee at the address first written above, or at such other address as the Payee has specified by prior written notice Company. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, telecopy or facsimile (with confirmation of receipt) at the address or number as set forth in the Exchange Agreement, or such other address or facsimile number as the Company shall have furnished to Payee in writing or (b) on the second business day following the date of mailing by express overnight courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

20. Submission to Jurisdiction. Any legal action or proceeding with respect to this Convertible Note shall be brought in the courts of the State of New York or of the United States of America sitting in Manhattan, New York, and, by execution, delivery and acceptance of this Convertible Note, both the Company and Payee hereby accept for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

(i) The Company and Payee hereby irrevocably waive, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(ii) Nothing herein shall affect the right of the Payee or Company to serve process in any other manner permitted by law.

21. Usury. In the event any interest is paid on this Convertible Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Convertible Note.

22. Registration. The Company shall, in connection with the Qualified Offering, use reasonable efforts to include the Payee’s securities in such offering, provided the Payee accepts the terms of the of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantities as the underwriters determine in their reasonable discretion, will not jeopardize the success of the offering by the Company.

23. GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS CONVERTIBLE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed and delivered this Amended and Restated Convertible Promissory Note on the date first written above.

DAIS ANALYTIC CORPORATION

By:	/s/ Timothy N. Tangredi
Name: Timothy N. Tangredi
Title: President & CEO

[Amended and Restated Convertible Promissory Note to Platinum-Montaur Life Sciences, LLC]